Exhibit 3.16

BYLAWS

OF

IDEARC MEDIA SERVICES – EAST INC.

i

ii

BYLAWS OF IDEARC MEDIA SERVICES – EAST INC.

ARTICLE I: OFFICES

Section 1.1 - Registered Office - The registered office of Idearc Media Services – East Inc. (hereinafter referred to as the “Corporation”), shall be at 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, and the name of the resident agent in charge is The Corporation Trust Company.

Section 1.2 - Principal Office - The Corporation shall also have an office at the Dallas/Fort Worth Airport, State of Texas, and may also have an office or offices at such other place or places as the Board of Directors may from time to time appoint or the business of the Corporation may require. The Board of Directors may keep the books of the Corporation outside the State of Delaware, at any office or offices of the Corporation, or at any other place, as they may from time to time by resolution determine.

ARTICLE II: STOCKHOLDERS

Section 2.1 - Annual Meeting - The annual meeting of stockholders for the election of directors and the transaction of other business shall be held each calendar year during the month of February on such day and at such time as shall be designated from time to time by the Secretary of the Corporation and stated in the notice of the meeting or in a duly executed waiver of such notice of such meeting. At each annual meeting, the stockholders shall, by plurality vote, by written ballot, elect a Board of Directors, and shall transact such other business as may come before the meeting.

Section 2.2 - Place of Meetings - All meetings of the stockholders for the election of directors shall be held at the offices of the Corporation at Dallas/Fort Worth Airport, State of Texas, or at such other place as may be fixed from time to time by the Board of Directors or as may be designated in the notices of such meetings or in the waivers of notice and consents thereto signed by all stockholders. Special meetings of stockholders for any other purpose may be held at such time and place as shall be stated in the notice of the meeting or in the waivers of notice and consents thereto signed by all stockholders.

Section 2.3 - Special Meetings; How Called - Special meetings of the stockholders may be called for any purpose by the Chairman of the Board, the President or the Secretary, and shall be called upon written and signed request of a majority of directors or by at least fifty-one percentum in interest of the stockholders or by resolution of the directors. Said request will state the purpose of the meeting and will be delivered to the President or the Secretary.

Section 2.4 - Notice of Stockholders’ Meetings - Written notice, stating the place and time of the annual meeting or of special meetings of stockholders, and the general nature of the business to be considered, shall be given by the Secretary to each stockholder at his/her last known post office address not less than five (5) days before the meeting in case of an annual meeting and at least three (3) days before the meeting in case of a special meeting. No business other than that stated in the notice of any special meeting shall be transacted at any special meeting without the unanimous consent of all stockholders.

Section 2.5 - Voting List - A complete list of the stockholders entitled to vote at the ensuing election, arranged in alphabetical order, with the residence of each and the number of voting shares held by each, shall be prepared by the Secretary and filed in the office where the election is to be held at least ten (10) days before every election and shall at all times during the usual hours for business and during the whole time of said election, be open to the examination of any stockholder.

Section 2.6 - Voting Rights - Each stockholder shall be entitled to one vote for each share of stock registered in his name on the books of the Corporation; provided, however, that except where the transfer books of the Corporation shall have been closed or a date shall have been affixed as a record date for the determination of its stockholders entitled to vote, no shares of stock shall be voted on at any election of directors which shall have been transferred on the books of the Corporation within twenty (20) days next preceding such election of directors.

Section 2.7 - Quorum - Any number of stockholders together holding at least fifty- one percent of the stock issued and outstanding, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business.

Section 2.8 - Adjournment of Meetings - If less than a quorum shall be in attendance at the time for which the meeting shall have been called, the meeting may, after a lapse of at least half an hour, be adjourned from time to time by a majority vote of the stockholders present or represented for a period not exceeding one month at anyone time, without any notice other than by announcement at the meeting until a quorum shall attend. Any meeting at which a quorum is present may also be adjourned, in like manner, for such time or upon such call as may be determined by vote. At any adjourned meeting at which a quorum shall attend, any business may be transacted which might have been transacted if the meeting had been held as originally called.

Section 2.9 - Manner of Voting at Stockholders’ Meetings - Stockholders shall be entitled to vote at meetings either in person or by proxy appointed by instrument in writing subscribed by the stockholder or his/her duly authorized attorney. Except as provided by statute or by these Bylaws, all voting shall be viva-voce, except that any qualified voter may at any time demand a vote by ballot. In such event, each ballot shall state the name of the stockholder voting and the number of shares owned and voted by him/her, and if such ballot be cast by proxy, it shall also state the name of such proxy.

ARTICLE III: DIRECTORS

Section 3.1 - Number, Qualifications and Term of Office - The business of the Corporation shall be managed under the direction of its Board of Directors. The number of directors which shall constitute the whole Board shall not be less than one (1) nor more than nine (9), the exact number within such limits to be determined by a majority vote of the directors then in office or by the stockholders of the Corporation.

Any officer of the Corporation or of any subsidiary or affiliate who may be elected as a director of the Corporation shall automatically cease to be a director of the Corporation upon his/her retirement or termination of his/her employment for any reason as an employee of the Corporation or such subsidiary or affiliate.

Section 3.2 - First Regular Meeting - Each Board of Directors shall hold its first regular meeting immediately after the meeting of the stockholders at which such Board shall have been elected, at the place where such meeting of stockholders was held, for the purpose of organization and the election of officers, and for the transaction of such other business as may be required by law or by these Bylaws or designated by the Board. In case such meeting is not held, the President shall call the first meeting of the Board within two (2) weeks after such meeting of stockholders. In case the President shall fail to call such meeting, it may be called by any director.

Section 3.3 - Election of Officers - The Board of Directors at the first meeting after each annual meeting of the stockholders shall elect officers as provided in Article IV hereof. Each such officer shall hold office until the next annual election of officers or until his/her successor is elected and qualified or until his/her death, resignation or removal. In case such officers shall not be elected at such first meeting, they may be chosen at any subsequent meeting of directors called for the purpose.

Section 3.4 - Special Meetings; How Called; Notice - Special meetings of the Board of Directors shall be held whenever called by the President, or by any two directors. Notice of every special meeting of the Board, stating the time and the place at which such meeting will be held, shall be given to each director personally, or by telegraph, or by telephone at least 48 hours before the time at which such meeting is to be held, or by depositing the same in the mail, properly addressed, at least three (3) days before the date of such meeting.

Section 3.5 - Place of Meetings - All meetings of the Board of Directors shall be held at the offices of the Corporation at Dallas/Fort Worth Airport, State of Texas, or at such other place as may be fixed from time to time by the Board of Directors or as may be designated in the notices of such meetings.

Section 3.6 - Organization - At each meeting of the Board of Directors, the President, or in the absence of the President, any Vice President shall act as Chairman of the Meeting. The Secretary, or, in his/her absence, an Assistant Secretary, or in the absence of both the Secretary and Assistant Secretary or Secretaries, any person appointed by the Chairman of the Meeting shall act as Secretary of the Meeting.

Section 3.7 - Utilization of Conference Telephones - Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person in the meeting.

Section 3.8 - Action Without a Meeting - Notwithstanding any other provision of these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors, if there be any, may be taken without a meeting if all members of the Board of Directors or the committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or the committee.

Section 3.9 - Quorum - At all meetings of the Board, a majority of the directors then in office, but in no case fewer than one-third of the total number of authorized directors, shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum shall be present.

Section 3.10 - General Powers of Directors - The Board of Directors shall have the management of the business of the Corporation and, subject to the restrictions imposed by law, by the Certificate of Incorporation, or by these Bylaws, may exercise all the powers of the Corporation.

Section 3. 11 - Specific Powers of Directors - Without prejudice to such general powers, it is hereby expressly declared that the directors shall have the following powers, to wit:

(1)	To adopt and alter a common seal of the Corporation.

(2)	To make and change resolutions, not inconsistent with these Bylaws, for the management of the Corporation’s business and affairs.

(3)	To purchase or otherwise acquire for the Corporation any property, rights, or privileges which the Corporation is authorized to acquire.

(4)	To pay for any property purchased for the Corporation, either wholly or partly in money, stock, bonds, debentures, or other securities of the Corporation.

(5)	To borrow money and to make and issue notes, bonds, and other negotiable and transferable instruments, mortgages, deeds of trust and trust agreements, and to do every act and thing necessary to effectuate the same.

(6)	To remove any officer for cause, or any officer other than the President summarily without cause, and in their discretion, from time to time, and to devolve the powers and duties of any officer upon any other person for the time being.

(7)	To appoint and remove or suspend such subordinate officers, agents, or factors as they may deem necessary and to determine their duties, and fix, and from time to time change their salaries or remuneration, and to require security as and when they think fit.

(8)	To confer upon any officer of the Corporation the power to appoint, remove, and suspend subordinate officers, agents, and factors.

(9)	To determine who shall be authorized on the Corporation’s behalf to make and sign bills, notes, acceptances, endorsements, checks, releases, receipts, contracts, and other instruments.

(10)	To determine who shall be entitled to vote in the name and behalf of the Corporation upon, or to assign the transfer, any shares of stock, bonds, or other securities of any corporation held by the Corporation.

(11)	To delegate any of the powers of the Board of Directors in relation to the ordinary business of the Corporation to any standing or special committee or to any officer or agent (with power to sub-delegate), upon such terms as they think fit.

(12)	To call special meetings of the stockholders for any purpose or purposes.

Section 3.12 - Compensation of Directors - Directors shall not receive any stated compensation for their service as such unless such compensation shall have been approved at the stockholders’ meeting, but, by resolution of the Board of Directors, fees in a reasonable amount may be paid to the Directors for attendance at each meeting of the Board of Directors or at any adjournment of any such meeting. Directors may also be entitled, by resolution of the Board of Directors, to be reimbursed for expenses incurred in attending any such meeting. Nothing herein contained shall be construed to preclude any director from serving in any other capacity or receiving compensation for such service.

Section 3.13 - Resignations - Any director of the Corporation may resign at any time by giving written notice to the President or to the Secretary of the Corporation. Such resignation shall take effect when accepted by the Board or as of the date specified in the resignation.

Section 3.14 - Removal - Any or all of the directors may be removed at any time and from time to time, either with or without cause, by the affirmative vote of the holders of record of a majority in interest of the outstanding stock of the Corporation having voting power, at a special meeting of the stockholders called for that purpose, and the resulting vacancy or vacancies may be filled at the same meeting, and by like vote of the stockholders.

Section 3.15 - Filling of Vacancies - If the office of any director becomes vacant, the majority of directors in office, although less than a quorum, may appoint any qualified person to fill such vacancy who shall hold office for the unexpired term and until his/her successor shall be duly chosen.

Section 3.16 - Increase or Decrease of Number of Directors - The number of directors may be increased or decreased at any time by the affirmative vote of a majority in interest of the stockholders at a special meeting called for the purpose, and by like vote, additional directors may be chosen at such meeting to hold office until their successors are elected and qualified.

ARTICLE IV: OFFICERS

Section 4.1 - Number, Election and Qualification - The elective officers of the Corporation shall be chosen annually, by the directors, and shall be a President, one or more Vice Presidents, a Secretary, a Treasurer, and a Controller. The Board may also, in its discretion, elect additional Vice Presidents, an Assistant Controller and one or more Assistant Secretaries or Assistant Treasurers. The President must be a member of the Board. Any two offices may be held by the same person except the offices of President and Controller or President and Secretary. The Board may also elect such other officers and agents as it may deem necessary to hold office for such terms and exercise such powers and perform such duties, except as otherwise provided in the Bylaws, as may be authorized from time to time by the Board.

Section 4.2 - President - The President shall be the chief operating officer of the Corporation; he shall have general and active management of the business of the Corporation, subject to the control of the Board of Directors. He shall see that all orders and resolutions of the Board are carried into effect, subject, however, to the right of the directors to delegate any specific powers to any other officer or officers of the Corporation. He or the Treasurer shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation; shall sign certificates of stock and in general shall perform all duties incident to the office of President, and such other duties as from time to time may be assigned to him by the Board of Directors.

Section 4.3 - Vice Presidents - The Vice President of the Corporation shall have such powers and duties as may be prescribed for them by the Board of Directors or as may be delegated to them by the President.

Section 4.4 - Secretary - The Secretary shall attend all meetings of the Board of Directors, shall keep a true and faithful record thereof in proper books to be provided for that purpose, and shall have the custody and care of the corporate seal, records, minutes, and stock books of the Corporation. He/she shall also act as Secretary of all stockholders’ meetings, and keep a record thereof, except as some other person may be selected as Secretary by such meeting. He/she shall keep a suitable record of the addresses of stockholders and shall, except as may be otherwise required by statute or by the Bylaws, sign and issue and publish all notices required for meetings of stockholders and of the Board of Directors. He/she shall sign all stock certificates, bonds, and mortgages, and all other documents and papers to which his/her signature may be necessary or appropriate, shall affix the seal of the Corporation to all instruments requiring the seal, and shall have such other powers and duties as are commonly incidental to the office of Secretary or as may be prescribed for him/her by the President, or by the Board of Directors.

Section 4.5 - Treasurer - The Treasurer shall have charge of, and be responsible for, the collection, receipt, custody, and disbursement of the funds of the Corporation, and shall deposit its funds in the name of the Corporation in such banks, trust companies, or safety vaults as the Board of Directors may direct. He shall have the custody of such books, receipted vouchers, and other books and papers as in the practical business operations of the Corporation naturally belong in the office or custody of the Treasurer, or shall be placed in his custody by the Board of Directors, or by the President. He shall sign checks, drafts, and other papers providing for the payment of money by the Corporation for approval purposes and duties as are commonly incidental to the office of Treasurer, or as may be prescribed for him by the Board of Directors. He may be required to give bond to the Corporation for the faithful discharge of his duties in such form and to such amount and with such sureties as shall be determined by the Board of Directors.

Section 4.6 - Controller - The Controller shall be the principal accounting officer of the Corporation. He shall have general supervision over the books and accounts of the Corporation relating to receipts and disbursements and shall arrange the form of all vouchers, accounts, reports, and returns required by the various departments. He shall examine the accounts of all officers and employees from time to time, and as often as practicable, and shall see that proper returns are made of all receipts from all sources and that correct vouchers are turned over to him for all disbursements for any purpose. All bills for the previous month, properly made in detail and certified, shall be submitted to him, and he shall audit and approve the same if found satisfactory and correct, but he shall not approve or audit any voucher unless the charges covered by the voucher have been previously approved through working order, requisition, or otherwise, by the head of the department in which it originated, or unless he shall be otherwise satisfied of its propriety and correctness. He shall have full access to all contracts, correspondence, and other papers relating to the accounts of the Corporation, except such as in the practical business operation of the Corporation shall naturally belong in the custody of the Treasurer, or shall be placed in his custody by the Board of Directors, or by the President. The Controller shall have such powers and duties as are commonly incidental to the office of Controller, or as may be prescribed for him by the Board of Directors or by the President. He may be required to give bond to the Corporation for the faithful discharge of his duties in such form and to such amount and with such sureties as shall be determined by the Board of Directors.

Section 4.7 - Assistant Secretaries, Assistant Treasurers, and Assistant Controllers - The Assistant Secretaries, Assistant Treasurers, and Assistant Controllers shall respectively assist the Secretary, the Treasurer and the Controller of the Corporation in the performance of the respective duties assigned to such principal officer, and in assisting his principal officer, each assistant officer shall for such purpose have the same powers as his principal officer.

Section 4.8 - Term of Office and Removal - The officer of the Corporation shall hold office until their successors are chosen and qualify in their stead. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the whole Board of Directors.

Section 4.9 - Compensation - The salaries of all officers and agents of the Corporation shall be fixed by the President, except the salary of the President which shall be fixed by the Board of Directors or under its direction.

Section 4.10 - Delegation of Officers’ Duties - In case of the absence of any officer of the Corporation, or for any other reason that the Board may deem sufficient, the Board may delegate, for the time being, the powers or duties, or any of them of such officer to any other officer or to any director.

Section 4.11 - Resignation - Any officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein and, if no time be specified, at the time of its receipt by the President or Secretary. The acceptance of a resignation shall not be necessary to make it effective.

Section 4.12 - Filling of Vacancies - If any office becomes vacant, the majority of directors in office may appoint any qualified person to fill such vacancy who shall hold office for the unexpired term and until his/her successor shall be duly chosen; provided, however, that the President shall have power to fill all vacancies in the office of Secretary, Assistant Secretary, Treasurer, Assistant Treasurer, Controller or Assistant Controller, such appointee to hold office until the vacancy shall be filled by the Board of Directors.

ARTICLE V: CAPITAL STOCK

Section 5.1 - Certificate of Stock - Certificates for shares of the stock of the Corporation shall be in such form as shall be approved by the Board of Directors. Such certificates shall be numbered and shall be entered in the books of the Corporation as they are issued. The President shall cause to be issued to each stockholder one or more certificates, certifying the number of shares owned by such stockholder in the Corporation, under seal of the Corporation, signed by the Chairman of the Board, or the President and the Secretary or an Assistant Secretary.

Section 5.2 - Transfer of Shares - The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and, upon such transfer, the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the directors may designate, by whom they shall be cancelled, and new certificates shall thereupon be issued.

Section 5.3 - Dividends - Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock. Before the payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends, such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve fund for meeting contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the directors shall think conducive to the interest of the Corporation, and the directors may abolish any such reserve in the manner in which it was created.

ARTICLE VI: MISCELLANEOUS PROVISIONS

Section 6.1 - Fiscal Year - The fiscal year of the Corporation will be the calendar year.

Section 6.2 - Seal- The corporate seal shall have inscribed thereon the name of the Corporation and the words “Corporate Seal, Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed, or affixed, or reproduced, or otherwise.

Section 6.3 - Notice and Waiver of Notice - Whenever any notice is required by these Bylaws to be given to any stockholder, director or officer, it shall not be construed to mean personal notice unless expressly so stated; and any notice so required may be given by telegram, cablegram or by mail by depositing the same in a post office or letter box in a sealed post-paid wrapper, addressed to the person entitled thereto at such address as appears on the books of the Corporation and such notice shall be deemed to have been given on the date of such mailing. Any notice required to be given under these Bylaws may be waived by the person entitled thereto.

Section 6.4 - Amendments - These Bylaws may be amended, altered or repealed, or new Bylaws may be adopted by the affirmative vote of a majority of the stock issued and outstanding and entitled to vote thereat, at any regular meeting of the stockholders or at any special meeting of the stockholders if notice of the proposed amendment, alteration, repeal or adoption of new Bylaws be contained in the notice of such special meeting, or by the affirmative vote of a majority of the Board of Directors, at any regular meeting of the Board of Directors or at any special meeting of the Board of Directors if notice of the proposed amendment, alteration, repeal or adoption of new Bylaws be contained in the notice of such special meeting; provided, however, that no change of the time or place for the election of directors shall be made within sixty (60) days next before the day on which such election is to be held, and that in case of any change of such time or place, notice thereof shall be given to each stockholder in person or by letter mailed to his last known post office address at least twenty (20) days before the election is held.

Section 6.5 - Inter-Company Contracts - No contract or other transaction between the Corporation and any other corporation and no act of the Corporation shall in any way be affected or invalidated by the fact that any of the directors of the Corporation are pecuniarily or otherwise interested in, or are directors or officer of, such other corporation. Any director individually, or any firm of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact he/she or such firm is so interested shall be disclosed or shall have been known to the Board of Directors at which action upon such contract or transaction shall be taken; and any director of the Corporation who is also a director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.

Section 6.6 - Indemnification of Officers and Directors - Every person who is or shall be or shall have been a director or officer of the Corporation and his/her personal representatives shall be indemnified by the Corporation against all costs, expenses, and counsel fees reasonably incurred by him/her in connection with or resulting from any action, suit or proceeding to which he/she may be made a party by reason of his/her being or having been a director or officer of the Corporation or of any subsidiary or affiliate thereof, except in relation to such matters as to which he/she shall finally be adjudicated in such action, suit or proceeding to have been derelict in the performance of his/her duty as such director or officer, and the foregoing right to indemnification shall not be exclusive of, but shall be in addition to, other rights as to which such director or officer may be entitled as a matter of law. The Corporation shall advance expenses (including attorneys fees) incurred by any such person in defending any action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such advancements if it shall ultimately be determined that such person is not entitled to indemnification, to the extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time. Nothing contained in this Bylaw shall preclude the Corporation or any subsidiary or affiliate thereof from settling litigation to which present or former directors or officers or their personal representatives are or may be parties or from defraying the cost of insurance for protection of the Corporation and its subsidiaries and affiliates and its and their directors and officers, or any of the foregoing, against liability in or in connection with any litigation. If said action, suit or proceeding shall be settled with the approval of the Board of Directors, or otherwise terminated without final determination on the merits, each director or officer shall be entitled to such indemnity (which amount shall not include any amount paid to the Corporation in settlement) if in the judgment of the Board of Directors said director or officer had not in any substantial way been derelict in the performance of his/her duties as charged in such action, suit or proceeding. The foregoing right to indemnification shall not be exclusive of other rights to which any such director or officer may be entitled as a matter of law.